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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our reports each dated February 28, 2005 relating to the consolidated financial statements of Teekay Shipping Spain S.L. and the consolidated financial statements of Teekay Luxembourg S.a.r.l. and our reports each dated November 9, 2004 relating to the financial statement of Teekay LNG Partners L.P. and the financial statement of Teekay GP L.L.C., in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-120727) and the related Prospectus of Teekay LNG Partners L.P. for the registration of its common units representing limited partnership interests.


Vancouver, Canada                                          /s/ Ernst & Young LLP
April 1, 2005                                              Chartered Accountants